Exhibit 99.2

Clear Channel Outdoor Reports First Quarter 2010 Results

-Revenues increase 5%

-OIBDAN increases 36%

San Antonio, Texas May 10, 2010 Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for the first quarter ended March 31, 2010.

First Quarter 2010 Results

“Our first quarter results reflect the market leadership of our asset base in an improving advertising environment, as well as the positive impact of our restructuring initiatives,” said Mark Mays, CEO of Clear Channel Outdoor. “The full effect of the recovering ad market on our top line was offset in part by our divestiture of non-strategic and less profitable assets, which impacted our results in the prior year’s first quarter. Our restructuring plan is producing tangible results, as evidenced by the decrease to our cost structure and the subsequent improvement in our profit margins.”

Mark Mays further noted, “Given the scale and scope of our worldwide platform in connecting brands with millions of consumers, we believe our value proposition for advertisers is exceptional. Looking ahead, we remain focused on executing our plan to drive innovation across our platform, maximize our revenues and generate improved cash flows for our shareholders.”

The Company reported revenues of $608.8 million in the first quarter of 2010, a 5% increase from the $582.2 million reported for the first quarter of 2009, and excluding the effects of movements in foreign exchange rates, the revenue increase would have been relatively flat.1

Clear Channel Outdoor’s operating expenses decreased 1% for the first quarter of 2010 compared to 2009. The decline in expenses would have been 6% excluding the effects of movements in foreign exchange rates.1 Also included in the Company’s direct operating expenses, SG&A expenses and corporate expenses for the first quarter of 2010 are $4.0 million of restructuring charges and approximately $2.7 million of non-cash compensation expense.

Clear Channel Outdoor’s consolidated net loss was $48.8 million or $0.14 per diluted share during the first quarter of 2010. This compares to a consolidated net loss of $91.4 million, or $0.25 per diluted share, for the first quarter of 2009.

The Company’s OIBDAN was $100.5 million for the first quarter of 2010, a 36% increase from the first quarter of 2009. The Company defines OIBDAN, a non-GAAP financial measure, as Operating income before Depreciation and amortization, Non-cash compensation expense, and Other operating income (expense) – net.

Revenue, Operating Expenses and OIBDAN by Segment

(In thousands)
	Three Months Ended March 31,		% Change
	2010	2009
Revenue[1]
Americas	$270,977	$270,187	0%
International	337,791	312,029	8%

Consolidated revenue	$608,768	$582,216	5%

Operating Expenses[1] ,2
Americas	$181,755	$191,551	(5%)
International	305,855	302,997	1%

Consolidated operating expenses	$487,610	$494,548	(1%)

OIBDAN[1]
Americas	$89,222	$78,636	13%
International	31,936	9,032	254%
Corporate	(20,688)	(14,024)

Consolidated OIBDAN	$100,470	$73,644	36%

[1]

See reconciliations of revenue and operating and corporate expenses excluding the effects of foreign exchange and excluding non-cash compensation expense to revenue, direct operating expenses, SG&A and corporate expenses and the reconciliation of OIBDAN to net income at the end of this press release.

[2]	The Company’s operating expenses include Direct operating expenses and SG&A expenses but exclude non-cash compensation expense associated with the Company’s stock option grants.

In the fourth quarter of 2008, the Company initiated a company-wide strategic review of its costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with the Company’s current and long-term business outlook. As of March 31, 2010, the Company had incurred a total of $92.7 million of costs in conjunction with the restructuring program. The results of this program were a contributing factor to the overall decline in the Company’s operating expenses which decreased 1% for the first quarter of 2010 compared to 2009 or 6% when excluding the effects of movements in foreign exchange rates.1

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

Americas

The Company’s Americas revenues remained flat in the first quarter of 2010 compared to the same period of 2009. During the first quarter of 2010, revenue from posters increased $3.1 million, driven by an increase in occupancy. The Company also saw an increase in airport revenues of approximately $4.8 million as a result of the Vancouver Olympics. Digital displays also contributed to revenue growth. Partially offsetting the increase was a decrease in revenues related to Taxi Media (details regarding Taxi Media’s 2009 quarterly and annual revenues and expenses are provided at the end of the release).

Operating expenses decreased $10.0 million during the first quarter of 2010 compared to the same period of 2009. The decline in operating expenses was a result of the disposition of Taxi Media, partially offset by an increase in site-lease expenses associated with the increase in revenue from posters and airports.

The Company’s Americas OIBDAN for the first quarter of 2010 increased 13% to $89.2 million from $78.6 million for the first quarter of 2009. Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was also 13%.

As of March 31, 2010, the Company had deployed a total of 485 digital displays in 34 U.S. markets. This includes 28 digital displays that were installed during the first quarter of 2010.

International

International outdoor revenue increased approximately $25.8 million during the first quarter of 2010 compared to the same period of 2009, primarily as a result of a $25.1 million increase in foreign exchange. A stronger revenue performance from street furniture across countries as well as increased revenues from billboards in the UK were offset by revenue declines in Belgium, primarily due to a contract for a specific event in 2009, and the exit from businesses in Greece, India and the UK Taxi business.

Operating expenses increased $2.8 million primarily due to a $22.5 million increase from movements in foreign exchange. The Company saw a decline in operating expenses, excluding the impact of foreign currency, primarily as a result of lower site lease expense associated with cost savings from the Company’s restructuring program.

The Company’s International OIBDAN for the first quarter of 2010 increased 254% to $31.9 million from $9.0 million for the first quarter of 2009. Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was 225%.

Conference Call

The Company will host a teleconference to discuss results today at 5:00 p.m. Eastern Time. The conference call number is 800-260-0702 and the pass code is 155090. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor_relations.htm. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of one week. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 155090. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

(In thousands, except per share data)	Three Months Ended March 31,
	2010	2009
Revenue	$608,768	$582,216
Direct operating expenses	378,886	379,608
Selling, general and administrative expenses	111,357	117,764
Corporate expenses	20,772	14,246
Depreciation and amortization	101,709	101,908
Other operating income (expense) – net	1,018	4,612

Operating loss	(2,938)	(26,698)

Interest expense – net	54,905	38,773
Equity in loss of nonconsolidated affiliates	(803)	(2,293)
Other expense – net	(837)	(3,168)

Loss before income taxes	(59,483)	(70,932)
Income tax benefit (expense)	10,704	(20,423)

Consolidated net loss	(48,779)	(91,355)
Amount attributable to noncontrolling interest	(997)	(3,475)

Net loss attributable to the Company	$(47,782)	$(87,880)

Diluted net loss per share	$(0.14)	$(0.25)

Weighted average shares outstanding – Diluted	355,461	355,331

The Company’s revenue and direct operating and SG&A expenses increased approximately $27.0 million and $23.9 million, respectively, due to the effects of foreign exchange movements during the first quarter of 2010 as compared to the same period of 2009.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for March 31, 2010 and December 31, 2009 was:

(In millions)	March 31, 2010	December 31, 2009
Cash	$588.6	$609.4
Total Current Assets	$1,554.3	$1,640.5
Net Property, Plant and Equipment	$2,385.0	$2,440.6
Due from Clear Channel Communications	$160.5	$123.3
Total Assets	$7,051.7	$7,192.4
Current Liabilities (excluding current portion of long-term debt)	$723.2	$724.0
Long-Term Debt (including current portion of long-term debt)	$2,577.1	$2,608.9
Shareholders’ Equity	$2,673.2	$2,761.4

TABLE 3 – Restructuring Costs

The Company incurred the following costs, included in Direct operating, SG&A and Corporate expenses, in conjunction with its restructuring program:

(In millions)
	Three Months Ended March 31,
	2010	2009
Americas	$1.1	$2.6
International	1.7	3.2
Corporate	1.2	1.1

Total	$4.0	$6.9

TABLE 4 - Total Debt

At March 31, 2010, Clear Channel Outdoor had total debt of:

(In millions)	March 31, 2010	December 31, 2009
Bank Credit Facility	$5.0	$30.0
Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	500.0	500.0
9.25% Series B Senior Notes Due 2017	2,000.0	2,000.0
Other Debt	72.1	78.9

Total	2,577.1	2,608.9
Cash	588.6	609.4

Net Debt	$1,988.5	$1,999.5

The current portion of long-term debt, which is included in Other Debt, was $43.0 million as of March 31, 2010.

Liquidity and Financial Position

For the quarter ended March 31, 2010, cash flow provided by operating activities was $111.1 million, cash flow used for investing activities was $58.0 million, cash flow used for financing activities was $70.5 million, and the effect of exchange rate changes on cash was $3.5 million for a net decrease in cash of $20.8 million.

The Clear Channel Worldwide Holdings, Inc. Notes indenture restricts the Company’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly, in order for the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to incur additional indebtedness and pay dividends, such as a $500 million exception for the payment of dividends.

Consolidated leverage, defined as total debt divided by the trailing 12-month EBITDA was 3.7:1 at March 31, 2010, and senior leverage, defined as senior debt divided by the trailing twelve month EBITDA was also 3.7:1 at March 31, 2010. The Company’s adjusted EBITDA of $690.6 million is calculated as the trailing twelve months operating income before depreciation and amortization, impairment charge, other operating income – net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $33.8 million; (ii) an increase of $29.3 million for non-cash items; (iii) an increase of $50.2 million related to expenses incurred associated with our cost savings program; and (iv) an increase of $15.1 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other Operating Income - Net (OIBDAN)

The following tables set forth Clear Channel Outdoor’s OIBDAN for the three months ended March 31, 2010 and 2009. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense)—net; Equity in earnings (loss) of nonconsolidated affiliates; Interest expense; Other operating income (expense) – net; and D&A. The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions that are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2010 actual foreign revenues and expenses at average 2009 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including: (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (iv) Expense excluding non-cash compensation expense to expenses and (v) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating Income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income – net	OIBDAN
Three Months Ended March 31, 2010
Americas	$37,741	$2,030	$49,451	$—	$89,222
International	(20,925)	603	52,258	—	31,936
Corporate	(20,772)	84	—	—	(20,688)
Other operating income – net	1,018	—	—	(1,018)	—

Consolidated	$(2,938)	$2,717	$101,709	$(1,018)	$100,470

Three Months Ended March 31, 2009
Americas	$29,818	$2,168	$46,650	$—	$78,636
International	(46,882)	656	55,258	—	9,032
Corporate	(14,246)	222	—	—	(14,024)
Other operating income – net	4,612	—	—	(4,612)	—

Consolidated	$(26,698)	$3,046	$101,908	$(4,612)	$73,644

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Revenue	$608,768	$582,216	5%
Excluding: Foreign exchange decrease (increase)	(27,032)	—

Revenue excluding effects of foreign exchange	$581,736	$582,216	0%

International revenue	$337,791	$312,029	8%
Excluding: Foreign exchange decrease (increase)	(25,058)	—

International revenue excluding effects of foreign exchange	$312,733	$312,029	0%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Expense	$490,243	$497,372	(1%)
Excluding: Foreign exchange decrease (increase)	(23,879)	—

Expense excluding effects of foreign exchange	$466,364	$497,372	(6%)

International expense	$306,458	$303,653	1%
Excluding: Foreign exchange decrease (increase)	(22,494)	—

International expense excluding effects of foreign exchange	$283,964	$303,653	(6%)

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
OIBDAN	$100,470	$73,644	36%
Excluding: Foreign exchange decrease (increase)	(3,153)	—

OIBDAN excluding effects of foreign exchange	$97,317	$73,644	32%

International OIBDAN	$31,936	$9,032	254%
Excluding: Foreign exchange decrease (increase)	(2,564)	—

International OIBDAN excluding effects of foreign exchange	$29,372	$9,032	225%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Americas Outdoor	183,785	193,719	(5%)
Less: Non-cash compensation expense	(2,030)	(2,168)

	181,755	191,551	(5%)
International Outdoor	306,458	303,653	1%
Less: Non-cash compensation expense	(603)	(656)

	305,855	302,997	1%
Plus: Non-cash compensation expense	2,633	2,824

Consolidated divisional operating expenses	$490,243	$497,372	(1%)

Reconciliation of OIBDAN to Net income (loss)

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
OIBDAN	$100,470	$73,644	36%
Non-cash compensation expense	2,717	3,046
Depreciation and amortization	101,709	101,908
Other operating income – net	1,018	4,612

Operating loss	(2,938)	(26,698)
Interest expense – net	54,905	38,773
Equity in loss of nonconsolidated affiliates	(803)	(2,293)
Other expense – net	(837)	(3,168)

Loss before income taxes	(59,483)	(70,932)
Income tax benefit (expense)	10,704	(20,423)

Consolidated net loss	(48,779)	(91,355)
Amount attributable to noncontrolling interest	(997)	(3,475)

Net loss attributable to the Company	$(47,782)	$(87,880)

Disposition of Taxi Business

On December 31, 2009, the Company disposed of Clear Channel Taxi Media, LLC (“Taxis”), its taxi advertising business. 2009 quarterly revenues and operating expenses associated with the divested business are provided below.

(in millions)	Three Months Ending 3/31/09	Three Months Ending 6/30/09	Three Months Ending 9/30/09	Three Months Ending 12/31/09	Full Year 2009
Revenues	$8.9	$10.8	$9.8	$12.0	$41.5
Direct Oper. Expenses	$9.6	$10.3	$9.6	$10.3	$39.8
SG&A Expenses	$2.6	$2.7	$2.4	$2.8	$10.5

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact: Lisa Dollinger, Chief Communications Officer, (210) 832-3474, or visit the Company’s web site at www.clearchanneloutdoor.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.